Exhibit 19

                                 NATIONAL CITY
                                 BANCORPORATION



                                      1999



                                  THIRD QUARTER

                                     REPORT

                                   NINE MONTHS

                                      ENDED

                               SEPTEMBER 30, 1999

TO OUR STOCKHOLDERS:
The Company's performance in the third quarter was marked by increased net earnings compared with the previous quarter, and a reduction in non-accrual loans. Expenses were held to 1998 levels as we continue to improve on operating efficiency.

Net earnings were $5,023,000 for the third quarter of 1999, compared with $4,263,000 in the third quarter of 1998. Earnings per share were 57 cents, compared with 48 cents in the third quarter of 1998. Net earnings for the third quarter of 1999 in comparison with the same period last year, were affected by a refund of state income tax with an after-tax effect of approximately $769,000. Third quarter net income was $4,254,000 or 49 cents per share, without the tax refund.

Net earnings for the first nine months were $12,542,000 or $1.43 per share, compared with $12,234,000 or $1.38 per share, last year. Without the effect of the income tax refund, net income for the first nine months would have been $11,773,000 or $1.34 per share. The effect on net interest income of non-accrual loans during the first quarter of 1999 continues to impact current year earnings compared with 1998. Nonperforming assets, including non-accrual loans, were $2.1 million or .26 percent of total loans at September 30, 1999, compared with $2.3 million or .28 percent of total loans at June 30, 1999.

The Company's allowance for loan losses at quarter-end was $13,553,000 or 1.63 percent of loans outstanding compared to $13,785,000 or 1.80 percent at December 31, 1998. There were net recoveries during the quarter of $63,000, compared with net charge-offs of $201,000 in the third quarter of 1998.

Net interest income was $12,729,000 in the quarter, up 2 percent from the year-earlier period. The increase was largely a result of increased loan volume. Noninterest income for the third quarter was $3,647,000, which included a $1,233,000 state income tax refund. Without the tax refund, noninterest income would have been $2,414,000, an increase of $237,000 over the same period of 1998. Noninterest expense for the third quarter was $7,045,000, compared with $7,146,000 for the third quarter of 1998.

At its October 20, 1999 meeting, the Board of Directors declared a regular quarterly cash dividend on common stock of 12 cents per share, payable December 1, 1999, to stock- holders of record November 4, 1999. Your Board will consider future dividends on a quarterly basis and take action to provide an appropriate yield to you reflective of our earnings and market value.

In addition, the Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan, effective with the dividend for the first quarter of the year 2000. All registered stockholders are eligible for the plan, which will reinvest cash dividends in full and partial shares of common stock. The plan will also permit stockholders to make supplemental cash payments and purchase additional shares directly from the Company. The prospectus for the plan and the authorization form for participation will be mailed to all stockholders before the end of the year.


/s/ David C. Malmberg            /s/ David L. Andreas

David C. Malmberg                David L. Andreas
Chairman of the Board            President and
                                 Chief Executive Officer

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)
                                                                      September 30,    December 31,
                                                                          1999            1998
---------------------------------------------------------------------------------------------------
ASSETS
     Cash & due from banks ........................................    $    40,082     $    52,271
     Federal funds sold and resale agreements .....................          3,220           6,100
     Available-for-sale securities:
          U.S. Treasury ...........................................          4,992           5,077
          U.S. Government agencies ................................         21,676          17,089
          Mortgage-backed .........................................         91,311         108,930
          Municipal ...............................................          9,366
          Other securities ........................................          2,884           2,801
                                                                       -----------     -----------
               Total available-for-sale securities ................        130,229         133,897
     Held-to-maturity securities:
          Mortgage-backed .........................................         47,947          41,255
                                                                       -----------     -----------
               Total held-to-maturity securities ..................         47,947          41,255
               (approximate market value: 1999 $47,227; 1998 $41,569)
     Loans ........................................................        830,563         766,109
          Less allowance for loan losses ..........................        (13,553)        (13,785)
                                                                       -----------     -----------
             Net loans ............................................        817,010         752,324
     Premises and equipment .......................................          9,219          10,399
     Accrued interest receivable ..................................          7,115           7,499
     Customer acceptance liability ................................            795             824
     Other assets .................................................         21,959          21,113
                                                                       -----------     -----------
               Total assets .......................................    $ 1,077,576     $ 1,025,682
                                                                       ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits:
          Noninterest bearing .....................................    $   138,742     $   165,598
          Interest bearing ........................................        420,725         351,896
                                                                       -----------     -----------
               Total deposits .....................................        559,467         517,494
     Federal funds purchased and repurchase agreements ............        101,580          98,702
     Commercial paper .............................................         39,314          99,396
     Other short-term borrowed funds ..............................         40,654          12,663
     Acceptances outstanding ......................................            795             824
     Other liabilities ............................................          9,544          10,315

     Long-term debt ...............................................        176,000         139,000
                                                                       -----------     -----------
               Total liabilities ..................................        927,354         878,394
     Stockholders' equity:
          Common stock, par value $1.25
               Authorized shares: 40,000,000
               Issued shares: 19998,861,944; 19988,861,944 ........         11,077          11,077
          Additional paid-in capital ..............................        121,982         121,982
          Unrealized gains net of tax effect ......................           (961)            913
          Retained earnings .......................................         20,700          14,470
                                                                       -----------     -----------
               Subtotal ...........................................        152,798         148,442
     Less common stock in treasury at cost: 1999
      105,127 shares; 1998  45,030 shares .........................         (2,576)         (1,154)
                                                                       -----------     -----------
               Total stockholders' equity .........................        150,222         147,288
                                                                       -----------     -----------
               Total liabilities and stockholders' equity .........    $ 1,077,576     $ 1,025,682
                                                                       ===========     ===========

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)                                Three Months Ended         Nine Months Ended
                                                                  September 30,             September 30,
                                                               1999          1998         1999          1998
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Interest and fees on loans ........................    $   20,071    $   19,238    $   56,385    $   54,237
     Interest on federal funds sold & resale agreements            214           296           408           591
     Interest and dividends on securities ..............         2,675         2,951         8,157         8,612
                                                            ----------    ----------    ----------    ----------
          Total interest income ........................        22,960        22,485        64,950        63,440
INTEREST EXPENSE
     Interest on deposits ..............................         4,500         4,295        11,910        12,184
     Interest on short-term borrowed funds .............         3,408         3,862         9,750        11,694
     Interest on long-term debt ........................         2,323         1,802         6,537         4,083
                                                            ----------    ----------    ----------    ----------
          Total interest expense .......................        10,231         9,959        28,197        27,961
                                                            ----------    ----------    ----------    ----------
          Net interest income ..........................        12,729        12,526        36,753        35,479
     Provision for loan losses .........................         1,111           535         2,970           820
                                                            ----------    ----------    ----------    ----------
     Net interest income after provision for loan losses        11,618        11,991        33,783        34,659

NONINTEREST INCOME
     Service charges on deposit accounts ...............           614           498         1,851         1,591
     Fees for other customer services ..................           486           433         1,371         1,249
     Trust fees ........................................         1,189         1,139         3,614         3,745
     State income tax refund ...........................         1,233                       1,233
     Other .............................................           125           107           414           679
                                                            ----------    ----------    ----------    ----------
          Total noninterest income .....................         3,647         2,177         8,483         7,264

NONINTEREST EXPENSES
     Salaries and employee benefits ....................         3,980         3,913        12,242        11,878
     Net occupancy expense .............................           815           809         2,494         2,338
     Equipment rentals, depreciation & maintenance .....           900           964         2,645         2,667
     Other .............................................         1,350         1,460         4,231         4,832
                                                            ----------    ----------    ----------    ----------
          Total noninterest expense ....................         7,045         7,146        21,612        21,715
                                                            ----------    ----------    ----------    ----------
     Earnings before taxes .............................         8,220         7,022        20,654        20,208
     Applicable income taxes ...........................         3,197         2,759         8,112         7,974
                                                            ----------    ----------    ----------    ----------
          Net earnings .................................    $    5,023    $    4,263    $   12,542    $   12,234
                                                            ==========    ==========    ==========    ==========
Basic earnings per share ...............................    $     0.57    $     0.48    $     1.43    $     1.38

Average common and common equivalent shares outstanding      8,756,876     8,861,933     8,771,368     8,864,012

FINANCIAL HIGHLIGHTS
(in thousands except per share)


                             THIRD QUARTER ENDED
                                SEPTEMBER 30,
                             ------------------   PERCENT
                              1999        1998     CHANGE
                             -------    -------   -------
EARNINGS:
     Net interest income     $12,729    $12,526      2%
     Net earnings .......      5,023      4,263     18%
BASIC EARNINGS PER SHARE:
     Net earnings .......    $  0.57    $  0.48     19%


                              NINE MONTHS ENDED
                               SEPTEMBER 30,
                             ------------------
                               1999       1998
                             -------    -------
EARNINGS:
     Net interest income     $36,753    $35,479    4%
     Net earnings .......     12,542     12,234    3%
BASIC EARNINGS PER SHARE:
     Net earnings .......    $  1.43    $  1.38    4%


                             SEPTEMBER 30,   DECEMBER 31,
                                 1999           1998
                             ----------------------------
BALANCE SHEET ITEMS
     Total assets ........    $1,077,576    $1,025,682          5%
     Loans ...............       830,563       766,109          8%
     Deposits ............       559,467       517,494          8%
     Stockholders' equity.       150,222       147,288          2%
     Book value per share.         17.15         16.71

DIRECTORS OF NATIONAL CITY              OFFICERS OF NATIONAL CITY
BANCORPORATION                          BANCORPORATION

David C. Malmberg                       David L. Andreas
CHAIRMAN OF THE BOARD                   PRESIDENT AND
National City Bancorporation            CHIEF EXECUTIVE OFFICER

Wendell R. Anderson*                    Thomas J. Freed
OF COUNSEL                              SECRETARY AND
Larkin, Hoffman, Daly and               CHIEF FINANCIAL OFFICER
Lindgren Ltd.
                                        PRINCIPAL OFFICERS OF
David L. Andreas                        SUBSIDIARIES
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                 DIVERSIFIED BUSINESS
National City Bancorporation            CREDIT, INC.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER                 Robert L. Olson
National City Bank of                   PRESIDENT AND
Minneapolis                             CHIEF EXECUTIVE OFFICER

Terry L. Andreas                        Janet L. Pomeroy
CHAIRMAN OF THE BOARD                   SENIOR VICE PRESIDENT
School for Field Studies
Beverly, Massachusetts                  NATIONAL CITY BANK
                                        OF MINNEAPOLIS
Michael J. Boris*
PRIVATE INVESTOR AND                    David L. Andreas
CONSULTANT                              PRESIDENT AND
                                        CHIEF EXECUTIVE OFFICER
Marvin Borman*
PARTNER                                 William J. Klein
Maslon, Edelman, Borman                 EXECUTIVE VICE PRESIDENT
and Brand                               CLIENT SERVICES

Sharon Bredeson                         Thomas J. Freed
PRESIDENT AND                           SENIOR VICE PRESIDENT AND
CHIEF EXECUTIVE OFFICER                 CHIEF FINANCIAL OFFICER
Staff-Plus, Inc.
                                        Donald W. Kjonaas
Kenneth H. Dahlberg                     SENIOR VICE PRESIDENT
CHAIRMAN OF THE BOARD                   OPERATIONS
Dahlberg, Inc.

John H. Daniels, Jr.*
PARTNER
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company
*Members of the Audit Committee

NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER





National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:


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                                   OLD ADDRESS


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



NATIONAL CITY BANCORPORATION                               |    BULK RATE    |
651 Nicollet Mall                                          |  U.S. POSTAGE   |
Minneapolis, Minnesota 55402-1611                          |      PAID       |
Telephone 612-904-8500                                     | MINNEAPOLIS, MN |
                                                           | PERMIT NO. 2816 |